Northrim News		Exhibit 99.1
Headquarters: 3111 C Street, Anchorage, AK 99503
For Immediate Release Date:	January 18, 2006
Contact:	Joe Schierhorn, SVP& CFO
Phone:	(907) 261-3308

Northrim BanCorp, Inc. Reports 11% Increase in Earnings Per Share and 8% increase in Profits for
Fourth Quarter; Assets of $895 Million at Year End

ANCHORAGE, AK—Jan. 18, 2006—Northrim BanCorp, Inc. (the “company”) (Nasdaq: NRIM) reported today that for the fourth quarter ended December 31, 2005, net income increased 8% to $3.1 million, from $2.9 million in the same quarter last year. During the fourth quarter ended December 31, 2005, diluted earnings per share were up 11% to $0.51, as compared to diluted earnings per share of $0.46 in the same quarter last year. For 2005, net income increased 4% to $11.2 million, as compared to $10.7 million in 2004. For the year 2005, diluted earnings per share increased 6% to $1.81, as compared to diluted earnings per share of $1.71 for the year ended December 31, 2004.

Total assets at December 31, 2005, were $895 million, up 12% from $801 million a year ago. Total average assets for the year ended December 31, 2005, were $842 million, up 11% from $759 million, for the year ended December 31, 2004. Assets from purchased receivables increased more than four-fold, to $12.2 million as compared to $2.2 million at December 31, 2004.

Total average loans for the period ended December 31, 2005 were $698 million, up 11% from $629 million for the year ended December 31, 2004. Total loans at December 31, 2005, were $705 million, up 4%, from $678 million at December 31, 2004. Commercial loans accounted for approximately 73% of the loan growth, increasing $20 million to $287 million, at December 31, 2005. “Our loan growth this year was tempered by several large pay-offs in the fourth quarter of 2005,” said Joe Schierhorn, CFO. “We anticipate additional loan pay-offs through the first quarter of 2006, which are expected to impact our loan growth during that period.”

Deposits increased 12% to $780 million for the year ended December 31, 2005, up from $699 million a year ago. Total average deposits for the period ended December 31, 2005 were $733 million, up 11% from $661 million, for the period ended December 31, 2004.

The Alaska CD, a savings account with an adjustable interest rate and an open-ended maturity, grew 61%, to $198 million for the period ending December 31, 2005. Interest-bearing demand deposits grew 27%, to $76 million, from $60 million in 2004, and demand deposits grew 7% to $197 million, from $184 million in 2004. “We are beginning to see results from our new High Performance Checking program in higher demand deposits as well as in service charge income,” said Marc Langland, president and CEO. Deposit service charge income was up 17% in the fourth quarter of 2005, to $474,000, as compared to $404,000 for the same quarter in 2004.

Net interest income, before the provision for loan losses, was up 7% for the quarter ended December 31, 2005, from $10.9 million to $11.6 million, and 6% for the year ended December 31, 2005, to $43.9 million, from $41.3 million for the year ended December 31, 2004. Net interest income, as a percentage of average earning assets on a tax equivalent basis (net interest margin), for 2005 was 5.66%, a decrease from 5.88% for the like period in 2004. “In a rapidly rising interest rate environment, the increases to our interest costs reduced our net interest margin,” said Joe Schierhorn, CFO. “As interest rates level off, and we continue to reprice our loan portfolio to current market conditions, we anticipate improvement in the net interest margin.”

At December 31, 2005, the allowance for loan losses was $10.7 million, or 1.52% of portfolio loans and 176% of non-performing loans. A year ago, the allowance for loan losses was $10.8 million, or 1.59% of portfolio loans and 163% of non-performing loans. The provision for loan losses increased 7% to $642,000 for the quarter ended December 31, 2005, from $600,000 in the fourth quarter a year ago. For the year ended December 31, 2005, the provision for loan losses decreased 27% to $1.2 million, from $1.6 million for the same period in 2004.

Net loan charge-offs for 2005 increased to $1.2 million, or .18% of average loans for 2005, from $1 million, or .16% of average loans, for 2004. Non-performing assets totaled $6.2 million, or .69% of total assets, at December 31, 2005, a decrease from $6.6 million, or .82% of assets, at December 31, 2004.

Total other operating income increased 28% to $1.4 million in the fourth quarter of 2005, and 27% to $4.8 million for the year. Earnings from Northrim’s mortgage affiliate decreased 39% to $156,000 in the fourth quarter of 2005, but increased 13% to $493,000 for the year due to an increase in its mortgage loan volume. In addition, purchased receivable income increased 484% to $339,000 in the fourth quarter of 2005, and 394% to $993,000 for the year.

Other operating expense was $7.4 million in the fourth quarter of 2005, an increase of 8% from $6.9 million in the same period in 2004. For the year ending December 31, 2005, other operating expense increased 11% to $29.5 million as compared to $26.5 million for the year ending December 31, 2004. The efficiency ratio was 55.9% for the fourth quarter and 59.7% for the full year of 2005, compared to 56.2% and 58.1%, respectively, for the fourth quarter and full year of 2004.

In the fourth quarter of 2005, the company’s return on average assets (ROA) was 1.36%, compared to 1.43% in the same quarter a year ago. ROA was 1.33% for the full year of 2005 compared to an ROA of 1.41% in 2004. Return on average equity was 14.59% for the fourth quarter in 2005 and 13.17% for the year, compared to 13.79% and 13.50%, respectively, in 2004.

Tangible book value per share was $13.48 at December 31, 2005, compared to $12.60 one year ago. Shareholders’ equity increased 1% to $84.5 million at December 31, 2005, and book value per share increased to $14.56 from $13.69 in the same period last year. “Northrim repurchased approximately 309,000 shares of stock in 2005 under the currently authorized stock repurchase program, resulting in a 4% reduction in shares outstanding in the fourth quarter, and a corresponding increase in earnings per share for the fourth quarter of $.02 per share, or 4%” said Chris Knudson, COO. “Our strong results for 2005 and the decrease in shares outstanding have delivered good value to our shareholders.”

The company intends to continue to repurchase shares of its common stock from time to time depending on market conditions, but it can make no assurances that it will continue this program or that it will repurchase all of the 77,213 remaining shares authorized for repurchase under this program.

During 2005, the company declared and paid dividends totaling $.425 per share to its shareholders. At December 31, 2005, the closing price of the company’s stock was $23.45 per share, which resulted in a dividend yield of 1.81%.

Northrim BanCorp, Inc. is the parent company of Northrim Bank, a full-service commercial bank that provides a full range of personal and business banking services through locations in Anchorage, Eagle River, Wasilla, and Fairbanks, Alaska, and a factoring division in Washington. The bank differentiates itself with a “Customer First Service” philosophy. Affiliated companies include Elliott Cove Capital Management, LLC; Residential Mortgage; and Northrim Benefits Group, LLC.

www.northrim.com

This release includes “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s beliefs and assumptions based on currently available information, and we have not undertaken to update these statements except as required by the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements. When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim or management, are intended to help identify forward-looking statements. Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct. Forward-looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements. These risks and uncertainties include our ability to maintain or expand our market share or net interest margins, and to implement our marketing and growth strategies. Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy as those factors relate to our cost of funds and return on assets. In addition, there are risks inherent in the banking industry relating to collectibility of loans and changes in interest rates. Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in our other filings with the SEC and the FDIC. However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations.

Balance Sheet
(Dollars in thousands, except per share data)
December 31,		December 31,	Annual
	2005	2004	% Change

(unaudited)		(unaudited)	(unaudited)
Assets:
Cash and due from banks	$28,854	$18,936	52%
Overnight investments	60,836	12,157	400%
Portfolio investments	54,975	61,475	-11%
Purchased receivables	12,198	2,191	457%
Loans	705,059	678,269	4%
Allowance for loan losses	(10,706)	(10,764)	-1%

Net loans	694,353	667,505	4%
Premises and equipment, net	10,603	10,583	0%
Intangible assets	6,266	6,634	-6%
Other assets	26,937	21,245	27%
Total assets	$895,022	$800,726	12%

Liabilities and Shareholders’ Equity:
Demand deposits	$196,616	$183,959	7%
Interest-bearing demand	75,988	59,933	27%
Savings deposits	46,790	47,406	-1%
Alaska CDs	197,989	123,223	61%
Money market deposits	151,903	142,181	7%
Time deposits	110,580	142,359	-22%

Total deposits	779,866	699,061	12%
Borrowings	8,415	6,478	30%
Trust preferred securities	18,000	8,000	125%
Other liabilities	4,267	3,829	11%

Total liabilities	810,548	717,368	13%
Shareholders' equity	84,474	83,358	1%
Total liabilities and equity	$895,022	$800,726	12%

Average Quarter Balances — unaudited
Loans	$713,849	$664,978	7%
Total earning assets	826,548	740,256	12%
Total assets	899,476	796,697	13%
Non-interest bearing deposits	192,006	191,863	0%
Interest bearing deposits	598,898	503,697	19%
Total deposits	790,904	695,560	14%
Shareholders' equity	84,105	82,693	2%
Average Year-to-date Balances — unaudited
Loans	$698,240	$628,830	11%
Total earning assets	778,597	704,471	11%
Total assets	842,407	759,259	11%
Non-interest bearing deposits	182,535	181,731	0%
Interest bearing deposits	550,782	478,951	15%
Total deposits	733,317	660,682	11%
Shareholders' equity	84,833	79,278	7%

Income Statement
(Dollars in thousands, except per share data)
	Quarter EndedDecember 31:
	2005	2004	% Change
(unaudited)		(unaudited)	(unaudited)
Interest Income:
Interest and fees on loans	$15,281	$12,544	22%
Interest on portfolio investments	529	593	-11%
Interest on overnight investments	534	65	722%
Total interest income	16,344	13,202	24%
Interest Expense:
Interest expense on deposits	4,489	2,147	109%
Interest expense on borrowings	241	153	58%
Total interest expense	4,730	2,300	106%
Net interest income	11,614	10,902	7%
Provision for loan losses	642	600	7%
Net interest income after provision for loan losses	10,972	10,302	7%
Other Operating Income:
Service charges on deposit accounts	474	404	17%
Earning from mortgage affiliate	156	256	-39%
Purchased receivable income	339	58	484%
Other income	457	396	15%
Total other operating income	1,426	1,114	28%
Other Operating Expense:
Salaries and other personnel expense	4,383	4,044	8%
Occupancy, net	660	566	17%
Equipment expense	346	356	-3%
Intangible asset amortization expense	92	92	0%
Other expense	1,890	1,792	5%
Total other operating expense	7,371	6,850	8%
Income before income taxes	5,027	4,566	10%
Provision for income taxes	1,935	1,699	14%
Net income	$3,092	$2,867	8%
Basic EPS	$0.53	$0.47	13%
Diluted EPS	$0.51	$0.46	11%
Average basic shares	5,830,351	6,090,963	-4%
Average diluted shares	6,011,918	6,275,316	-4%

Income Statement
(Dollars in thousands, except per share data)
			Twelve Months Ended December 31:
			2005	2004	% Change
Interest Income:			(unaudited)	(unaudited)	(unaudited)
	Interest and fees on loans		$55,870	$45,898	22%
	Interest on portfolio investments		2,202	2,492	-12%
	Interest on overnight investments		709	164	332%
		Total interest income	58,781	48,554	21%
Interest Expense:
	Interest expense on deposits		13,990	6,709	109%
	Interest expense on borrowings		883	574	54%
		Total interest expense	14,873	7,283	104%
		Net interest income	43,908	41,271	6%
Provision for loan losses			1,170	1,601	-27%
		Net interest income after provision for loan losses	42,738	39,670	8%
Other Operating Income:
	Service charges on deposit accounts		1,800	1,718	5%
	Earnings from mortgage affiliate		493	438	13%
	Purchased receivable income		993	201	394%
	Other income		1,547	1,435	8%
		Total other operating income	4,833	3,792	27%
Other Operating Expense:
	Salaries and other personnel expense		17,656	15,708	12%
	Occupancy, net		2,417	2,130	13%
	Equipment expense		1,371	1,372	0%
	Intangible asset amortization expense		368	368	0%
	Other expense		7,665	6,957	10%
		Total other operating expense	29,477	26,535	11%
		Income before income taxes	18,094	16,927	7%
Provision for income taxes			6,924	6,227	11%
		Net income	$11,170	$10,700	4%
		Basic EPS	$1.87	$1.76	6%
		Diluted EPS	$1.81	$1.71	6%
		Average basic shares	5,987,404	6,079,315	-2%
		Average diluted shares	6,173,137	6,270,615	-2%

Other Data
(Dollars in thousands, except per share data)
December 31,		December 31,
	2005	2004
(unaudited)		(unaudited)
Asset Quality:
Non accrual loans	$5,090	$5,876
Loans 90 days past due	981	290
Restructured loans	—	424
Total non-performing loans	6,071	6,590
Other real estate owned	105	—
Total non-performing assets	$6,176	$6,590
Non-performing loans / portfolio loans	0.86%	0.97%
Non-performing assets / assets	0.69%	0.82%
Allowance for loan losses / portfolio loans	1.52%	1.59%
Allowance / non-performing loans	176.35%	163.34%
Loan charge-offs, net for the quarter	$1,184	$529
Loan charge-offs, net year-to-date	$1,228	$1,024
Net loan charge-offs / average loans, annualized	0.18%	0.16%
Other Data (At quarter end):
Book value per share	$14.56	$13.69
Tangible book value per share	$13.48	$12.60
Tier 1 / Risk Adjusted Assets	12.10%	11.62%
Total Capital / Risk Adjusted Assets	13.35%	12.87%
Tier 1 /Average Assets	10.81%	10.72%
Shares outstanding	5,803,487	6,089,120
Unrealized gain (loss) on AFS securities,
net of income taxes	($489)	$4
Other Data (For the quarter):
Net interest margin (tax equivalent)	5.59%	5.87%
Efficiency ratio*	55.82%	56.24%
Return on average assets	1.36%	1.43%
Return on average equity	14.59%	13.79%
Other Data (Year-to-date):
Net interest margin (tax equivalent)	5.66%	5.88%
Efficiency ratio*	59.72%	58.07%
Return on average assets	1.33%	1.41%
Return on average equity	13.17%	13.50%
*excludes intangible asset amortization expense